Exhibit 107
Calculation of Filing Fee Table
SCHEDULE TO
(Rule
14d-100)
Dynavax Technologies Corporation
(Name of Subject Company (Issuer))
SAMBA MERGER SUB, INC.
(Offeror)
A Wholly-Owned Indirect Subsidiary of
SANOFI
(Parent of Offeror)
(Name of Filing Persons (identifying status as offeror, issuer or other person))
Table 1 - Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**

Fees to Be Paid	$2,299,718,261.96	0.0001381	$317,591.09

Fees Previously Paid	—		$0.00

Total Transaction Valuation	$2,299,718,261.96

Total Fees Due for Filing			$317,591.09

Total Fees Previously Paid			$0.00

Total Fee Offsets			—

Net Fee Due			$317,591.09

*
Estimated for purposes of calculating the filing fee only. This calculation is based on the offer to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share, of Dynavax Technologies Corporation (the “Company”) at a purchase price of $15.50 per share, net to the seller in cash, without interest and subject to any applicable withholding taxes.

The transaction valuation was calculated as of January 9, 2026 (the most recent practicable date) as the sum of: (i) 114,555,453 issued and outstanding shares of common stock, par value $0.001 per share, of the Company; (ii) 11,071,155 shares of Company common stock subject to outstanding Company stock options; (iii) 4,843,639 shares of Company common stock subject to outstanding Company restricted stock unit awards; (iv) 1,612,608 shares of Company common stock subject to outstanding Company performance stock unit awards; (v) 80,000 shares of Company common stock subject to outstanding purchase rights under the Company’s Amended and Restated 2018 Employee Stock Purchase Program; (vi) 3,841,223 shares of Company common stock subject to issuance pursuant to the Company’s 2026 Convertible Notes; (vii) 12,353,805 shares of Company common stock subject to issuance pursuant to the Company’s 2030 Convertible Notes; (viii) 11,037 shares of Company common stock subject to issuance pursuant to the make-whole provisions in the indenture governing the 2026 Convertible Notes; (ix) 2,914,556 shares of Company common stock subject to issuance pursuant to the make-whole provisions in the indenture governing the 2030 Convertible Notes.

**
The filing fee was calculated in accordance with Rule
0-11
under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory No. 1 for Fiscal Year 2026, issued August 25, 2025 and effective on October 1, 2026, by multiplying the transaction valuation by 0.00013810.